Exhibit 99.1

Contacts:	Press:	Carter Holland, Avid Technology, Inc. 978-640-3172, carter_holland@avid.com
	Investors:	Dean Ridlon, Avid Technology, Inc., 978-640-5309, dean_ridlon@avid.com

For Immediate Release

Avid Founder William J. Warner to Retire from Company’s Board of Directors

Tewksbury, MA – April 26, 2005 – Avid Technology, Inc. (NASDAQ: AVID) today announced that William J. Warner, the founder of the company and developer of its first digital nonlinear editing system, the Avid/1 Media Composer®, will not seek re-election to Avid’s Board of Directors at its next annual meeting, expected to take place in summer 2005.  Warner served as Avid’s president from the company’s incorporation in 1987 until 1991, when he left to start Wildfire Communications, Inc., a developer of voice-recognition telephony systems.  Warner has served continuously on Avid’s Board of Directors since 1987.

Warner said, “Having helped Avid grow from a germ of an idea to a global leader in professional media creation tools, I have completed a long and fulfilling journey with the company.  Now I want to focus more fully on my new passion, which is helping entrepreneurs realize their intentions and unlock their potential for success.  Although I’m retiring as a board member of Avid, I have the highest level of confidence in its Board of Directors and management team, and I remain as excited as ever about the company’s ability to develop ground-breaking technologies and pursue strategic opportunities – such as the planned acquisition of Pinnacle Systems, Inc. Avid has achieved a great deal over the past 18 years, and the company is in an excellent position to continue its trajectory of growth and innovation.”

Avid’s president and chief executive officer, David Krall, said, “As the founder of Avid and the guiding force behind the Media Composer digital nonlinear editing system, Bill Warner is one of the true pioneers of our industry – a visionary leader who almost single-handedly revolutionized the way films, TV shows, and broadcasts are made.  Over the years, Avid has benefited greatly from Bill’s technical and business expertise, and from his unwavering commitment to excellence and innovation.  We wish Bill great success in all his future endeavors as we continue to execute on the plans that he helped put in place throughout his distinguished tenure at Avid.”

Avid chairman of the board Nancy Hawthorne commented, “In the seven years that I have served on Avid’s Board of Directors, I have seen first-hand how Bill’s vast industry experience has shaped the company’s approach to innovation and influenced its business decisions.  Although I will miss working with Bill, I share his enthusiasm for our mission, and I’m confident that the principles on which he founded Avid will continue to guide the company well into the future.”

In addition to his role on Avid’s Board of Directors, Warner is the founder of Wildfire Communications, Inc. and of FutureBoston, Inc., an educational non-profit that builds tools and technology for urban planning.  Warner is also the founder and president of Warner Research, LLC, a software development firm focused on advanced online mapping, 3D, and archiving systems.  Warner serves on the boards of directors of Outdoor Explorations and the Massachusetts Software and Internet Council.  He has previously served on the boards of directors of The Creative Coalition, World Team Sports, and the Boston Children’s Museum.

Following Warner’s departure, the Avid Board of Directors will consist of the following members: Nancy Hawthorne, George Billings, Elizabeth Daley, John Guttag, David Krall and Pamela Lenehan.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Avid plans to file with the SEC a Registration Statement on Form S-4 in connection with the Agreement and Plan of Merger signed by Avid Technology, Inc. and Pinnacle Systems, Inc. on March 20, 2005, and Avid and Pinnacle plan to file with the SEC and mail to their respective stockholders a Joint Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about Avid, Pinnacle, the transaction and related matters.  Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Avid and Pinnacle through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC from Avid by contacting Dean Ridlon, Investor Relations Director for Avid at telephone number 978.640.5309, or from Pinnacle by contacting Deborah B. Demer of Demer IR Counsel, Inc. at telephone number 925.938.2678, extension 224.

Avid and Pinnacle, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  Information regarding Avid’s directors and executive officers is contained in Avid’s Form 10-K for the year ended December 31, 2004 and its proxy statement dated April 16, 2004, which are filed with the SEC and available free of charge as indicated above. Information regarding Pinnacle’s directors and executive officers is contained in Pinnacle’s Form 10-K for the year ended June 30, 2004 and its proxy statement dated September 30, 2004, which are filed with the SEC and available free of charge as indicated above. The interests of Avid’s and Pinnacle’s respective directors and executive officers in the solicitations with respect to the transactions in particular will be more specifically set forth in the Registration Statement and the Joint Proxy Statement/Prospectus filed with the SEC, which will be available free of charge as indicated above.

About Avid Technology, Inc.

Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively.  For more information about the company’s Oscar®, Grammy®, and Emmy® award-winning products and services, please visit: www.avid.com.

© 2005 Avid Technology, Inc.  All rights reserved. Product features, specifications, system requirements, and availability are subject to change without notice.  Avid, Digidesign, Media Composer, Film Composer, and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. in the United States and/or other countries.  Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid® Film Composer® system for motion picture editing. Digidesign, Avid’s audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools® digital audio workstation.  Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS.  Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.